EXHIBIT 10.2

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [_______ , 2017], is hereby entered into by and among Hamilton Lane Incorporated, a Delaware corporation (the “Corporation”), Hamilton Lane Advisors, L.L.C., a Pennsylvania limited liability company (“HLA”), and each of the HLA Members (as defined below).
RECITALS
WHEREAS, the HLA Members hold units of membership interest in HLA (“Units”), which is treated as a partnership for United States federal income tax purposes;
WHEREAS, certain persons are selling on the date hereof a portion of such Units (the “Initial Sale”) to the Corporation, pursuant to the transactions described in the registration statement on Form S-1 publicly filed with the Securities and Exchange Commission on [ ], 2017 (Registration No. 333-XXXXXX), as amended prior to the date hereof, including the initial public offering of shares of Class A common stock (the “Class A Shares”) by the Corporation (the “IPO”);
WHEREAS, the Corporation will become the managing member of, and will hold Units in, HLA;
WHEREAS, the Units other than those owned by the Corporation are exchangeable with the Corporation in certain circumstances for Class A Shares in the Corporation and/or cash pursuant to the Exchange Agreement;
WHEREAS, HLA and certain direct and indirect Subsidiaries treated as partnerships for United States federal income tax purposes will have in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year of the IPO Date and for each other Taxable Year in which an exchange by a Partner of Units and Class B common stock of the Corporation (the “Class B Shares”), if any, for Class A Shares and/or cash occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by HLA and such Subsidiaries, solely with respect to the Corporation, at the time of an exchange by a Partner of Units and Class B Shares, if any, for Class A Shares and/or cash (collectively, including the Initial Sale, an “Exchange”) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Exchange and the receipt of payments under this Agreement;
WHEREAS, (i) the allocations of income, gain, loss, expense and other Tax items of HLA and such Subsidiaries to the Corporation may be affected by the Basis Adjustment (defined below) with respect to the Adjusted Assets and (ii) the Tax items of the Corporation may be affected by the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporation;
WHEREAS, the parties to this Agreement also desire to provide for a sharing of certain potential Tax benefits that the Corporation may receive if the remedial allocation method is elected with respect to certain HLA assets.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties agree as follows:
ARTICLE I

DEFINITIONS
As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Adjusted Asset” is defined in the recitals of this Agreement.
“Advisory Firm” means any accounting firm or any law firm, in each case, that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means LIBOR plus 100 basis points.
“Agreement” is defined in the preamble of this Agreement.
“Amended Schedule” is defined in Section 2.04(b) of this Agreement.
“Amount Realized” means, in respect of an Exchange by an Applicable Partner, the amount that is deemed for purposes of this Agreement to be the amount realized by the Applicable Partner on the Exchange, which shall be the sum of (i) the Market Value of the Class A Shares, the amount of cash and the amount or fair market value of other consideration transferred to the Applicable Partner in the Exchange and (ii) the Share of Liabilities attributable to the Units Exchanged.
“Applicable Partner” means any Partner to whom any portion of a Realized Tax Benefit is Attributable hereunder.
“Assumed State and Local Tax Rate” means the Corporation’s tax rate calculated by taking the sum of the products of (i) the Corporation’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction. In calculating the Assumed State and Local Tax Rate, such tax rate will be reduced by the assumed federal income tax benefit received by the Corporation from state and local jurisdiction income and franchise taxes (with such benefit calculated as the product of (a) such tax rate and (b) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year).
“Attributable”: The portion of any Realized Tax Benefit of the Corporation that is “Attributable” to any Partner shall be determined by reference to the assets that give rise to the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and increased basis upon a disposition of an asset or with respect to Imputed Interest that produce the Realized Tax Benefit, under the following principles:
(i)    Any Realized Tax Benefit arising from (A) a deduction to the Corporation with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to an Adjusted Asset, (B) a reduction in gain or increase in loss upon the disposition of an Adjusted Asset that arises in respect of a Basis Adjustment, or (C) a deduction of Imputed Interest with respect to payments under this Agreement, is Attributable to the Applicable Partner to the extent that the ratio of the aggregate amount of such items for such Taxable Year that are attributable to Exchanges by the Applicable Partner bears to the aggregate amount of all such items for such Taxable Year that are attributable to Exchanges by all Applicable Partners.
(ii)    For the avoidance of doubt, in the case of a Basis Adjustment arising with respect to an Exchange under section 734(b) of the Code, depreciation, amortization or other similar deductions for recovery of cost or basis shall constitute Depreciation only to the extent that such depreciation, amortization or other similar deductions may produce a Realized Tax Benefit (and not to the extent that such depreciation, amortization or other similar deductions may be for the benefit of a Person other than the Corporation), as reasonably determined by the Corporation.
“Available Cash” means all cash and cash equivalents of the Corporation on hand, less the amount of cash reserves reasonably established in good faith by the Corporation to (i) provide for the proper conduct of business of the Corporation, or (ii) comply with applicable law or any Senior Obligations.
“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset under Revenue Ruling 99-6 and sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, a partnership becomes an entity that is disregarded as separate from its owner for tax purposes) and under sections 734(b), 743(b) and section 754 of the Code (in situations where, following an Exchange, a partnership remains in existence as an entity for Tax purposes) as a result of an Exchange and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. For the avoidance of doubt, any adjustments under section 734(b) of the Code arising before the

Initial Sale or as a result of the transactions undertaken in connection therewith shall not be treated as resulting from Exchanges under this Agreement.
“Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act.
“Board” means the board of directors of the Corporation.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Change of Control” means the occurrence of any of the following events:
(i)    any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, excluding any Permitted Transferee or any group of Permitted Transferees, becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who, on the IPO Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or
(iii)    there is consummated a merger or consolidation of the Corporation or any direct or indirect Subsidiary of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or
(iv)    the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than the sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Corporation immediately prior to such sale.
“Class A Shares” is defined in the recitals of this Agreement.
“Class B Shares” is defined in the recitals of this Agreement.
“Code” is defined in the recitals of this Agreement.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporate Entity” means any direct Subsidiary of the Corporation which is classified as a corporation for U.S. federal income tax purposes.
“Corporation” is defined in the preamble of this Agreement.
“Corporation Return” means the U.S. federal income Tax Return of the Corporation filed with respect to Taxes of any Taxable Year.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
“Default Rate” means LIBOR plus 500 basis points.
“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“Dispute” has the meaning set forth in Section 7.08(c) of this Agreement.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment or the date of an Individual Early Termination Notice for purposes of determining an Individual Early Termination Payment.
“Early Termination Notice” is defined in Section 4.02 of this Agreement.
“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.
“ Early Termination Rate ” means the lesser of (i) 7.5% and (ii) LIBOR plus 400 basis points.
“Exchange” is defined in the recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Exchange Agreement” means the exchange agreement effective on or about the date hereof, among the Corporation, HLA and the Company Unitholders (as defined therein) from time to time party thereto, as amended.
“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.
“Exchange Date” is defined in the recitals of this Agreement.
“Exchange Payment” is defined in Section 5.01 of this Agreement.
“Expert” is defined in Section 7.09 of this Agreement.
“HLA” is defined in the recitals of this Agreement.
“HLA Member” means each direct owner of a membership interest in HLA other than the Corporation.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (and/or HLA, but only with respect to Taxes imposed on HLA and allocable to the Corporation) using the same methods, elections, conventions and similar practices used on the relevant Corporation Return (and/or Tax Return of HLA) but using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments of the Adjusted Assets and excluding any deduction attributable to Imputed Interest; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Taxes shall be the Assumed State and Local Tax Rate.
“Imputed Interest” shall mean any interest imputed under section 1272, 1274 or 483 or other provision of the Code with respect to the Corporation’s payment obligations under this Agreement.
“Individual Early Termination Notice” is defined in Section 4.02 of this Agreement.
“Individual Early Termination Payment” is defined in Section 4.03(c) of this Agreement.

“Individual Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, and (4) any non-amortizable assets are deemed to be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date.
“Initial Sale” is defined in the recitals of this Agreement.
“IPO” is defined in the recitals of this Agreement.
“IPO Date” means the date on which Class A Shares in the Corporation are sold in an initial public offering.
“ LIBOR ” means, during any month, a rate per annum equal to the USD LIBOR, as published by the Wall Street Journal two (2) Business Days prior to the commencement of such month, for dollar deposits (for delivery on the first day of such month).
“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of HLA, as such is from time to time amended or restated.
“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.
“Material Objection Notice” has the meaning set forth in Section 4.02 of this Agreement.
“Net Tax Benefit” has the meaning set forth in Section 3.01(b) of this Agreement.
“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” has the meaning set forth in Section 2.04(a) of this Agreement.
“Partner” means each HLA Member (other than the Corporation), each owner of an equity interest in an HLA Member and each other Person who from time to time executes a joinder to this Agreement in form and substance reasonably satisfactory to the Corporation. For the avoidance of doubt, Schedule 1 hereto may provide limitations on the extent to which benefits of this Agreement may be available to a particular Partner.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Permitted Transferee” has the meaning set forth in Section 4.1 of the Exchange Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any transfer (including upon the death of a Partner) of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which section 743(b) of the Code applies.
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation (or HLA, but only with respect to Taxes imposed on HLA and allocable to the Corporation for such Taxable Year), such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation, or HLA (but only with respect to Taxes imposed on HLA and allocable to the Corporation for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporation (or HLA, but only with respect to Taxes imposed on HLA and allocable to the Corporation for such Taxable Year) over the Hypothetical Tax Liability for such Taxable Year, such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation, or HLA (but only with respect to Taxes imposed on HLA and allocable to the Corporation for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reconciliation Dispute” has the meaning set forth in Section 7.09 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.04(a) of this Agreement.
“Rules” has the meaning set forth in Section 7.08(c) of this Agreement.
“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule or Early Termination Schedule.
“Senior Obligations” has the meaning set forth in Section 5.01 of this Agreement.
“Share of Liabilities” means, as to any Unit at the time of an exchange, the portion of HLA partnership liabilities allocated to that Unit pursuant to section 752 of the Code and the applicable Treasury Regulations in the hands of the Applicable Partner immediately before the transfer to the Corporation.
“Specified Partner” means any Applicable Partner whose Individual Early Termination Payment will be greater than (i) an amount initially determined by the Board or (ii) a subsequent amount determined by the Board from time to time provided such subsequent amount is greater than the amount determined by the Board immediately preceding such subsequent amount.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.
“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means, for the Corporation or HLA, as the case may be, a taxable year as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.
“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, and any interest related to such Tax.
“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof,

or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Unit” is defined in the recitals of this Agreement.
“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets are deemed to be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date, and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.
ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT
Section 2.01    Applicable Principles. Subject to Section 3.03, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. The actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payments that must be accounted for as Imputed Interest under the Code based upon the characterization of the entire amount of such Tax Benefit Payments as additional consideration payable by the Corporation for the Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and the Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or the Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. All Tax Benefit Payments (other than amounts accounted for as Imputed Interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Adjusted Assets for the Corporation and (B) have the effect of creating additional Basis Adjustments to Adjusted Assets for the Corporation in the year of payment, and, as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.
Section 2.02    Exchange Basis Schedule. Within 90 calendar days after the filing of the U.S. federal income Tax Return of HLA for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver to the Applicable Partner a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Adjusted Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the Applicable Partner, (iii) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).
Section 2.03    Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Applicable Partner a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) of this Agreement and may be amended as provided in Section 2.04(b) of this Agreement (subject to the procedures set forth in Section 2.04(b)).
Section 2.04    Procedures, Amendments
(a)    Procedure. Every time the Corporation delivers to the Applicable Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (i) deliver to any Specified Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (ii) allow any Specified Partner reasonable access at no cost to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Partner, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or within 30 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice, the Corporation and the Applicable Partner shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).
(b)    Amended Schedule. An applicable Schedule for any Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Partner or the correction of computational errors set forth in such Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).
ARTICLE III

TAX BENEFIT PAYMENTS
Section 3.01    Payments
(a)    Within fifteen (15) calendar days of a Tax Benefit Schedule delivered to an Applicable Partner becoming final in accordance with Section 2.04(a), or earlier in the Corporation’s discretion, the Corporation shall pay to the Applicable Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b) in the amount Attributable to the Applicable Partner. Each such Tax Benefit Payment shall be made by electronic payment to a bank account of the Applicable Partner previously designated by such Partner to the Corporation or, if no such account has been designated, by check. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.
(b)    A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to any Interest Amount; provided, however, that for the avoidance of doubt, no Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.04(a) until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a Unit-by-Unit basis by reference to the Exchange of a Unit and the resulting Basis Adjustment to the Corporation. Notwithstanding any provision of this Agreement to the contrary, any Partner may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such Partner in respect of any such Exchange to a specified dollar amount or specified percentage of the Amount Realized by such Partner with respect to such Exchange (or such other limitation selected by the Partner and consented to by the Corporation, which consent shall not be unreasonably withheld). The Partner shall exercise its rights under the preceding sentence by notifying the Corporation of its desire to impose such a limit and the specified percentage (or such other limitation selected by the Partner) and such other details as may be necessary (including whether such limit includes the Interest Amounts in respect of any such Exchange) in the Exchange Notice delivered by such Partner with respect to such Exchange in accordance with Section 2.1(a)(ii) of the Exchange Agreement.
(c)    The Corporation shall use commercially reasonable efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement without regard to the last sentence of Section 4.01(d), including using commercially reasonable efforts to cause HLA to make distributions to the Corporation to make such payments so long as there is not a continuing default or event of default under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of HLA or any of its Subsidiaries or the Corporation and such distribution by HLA or payment by the Corporation would not give rise to a default under any such credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of HLA or any of its Subsidiaries or the Corporation.
Section 3.02    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.
Section 3.03    Pro Rata Payments. For the avoidance of doubt, to the extent (i) the Corporation’s deductions with respect to any Basis Adjustment are limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Partners in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this paragraph, as applicable.
Section 3.04    Remedial Allocation Method. In the event that the remedial allocation method shall be elected with respect to the gain or loss on disposition of any HLA asset that is a partnership interest for U.S. federal income Tax purposes, then with respect to each item of loss allocated to the Corporation as a remedial item upon the disposition of such a partnership interest, the Corporation shall be required to pay to the HLA Members an aggregate amount of cash equal to 85% of the actually realized net tax savings for the Corporation that is attributable to such loss, calculated on a with and without basis as determined by the Corporation in its reasonable discretion, and such payment from the Corporation shall be divided among such HLA Members in proportion to their respective Percentage Interests in HLA. Payments under this Section 3.04 shall be made within 90 calendar days after the filing of the U.S. federal income Tax Return of the Corporation for the relevant Taxable Year.
ARTICLE IV

TERMINATION
Section 4.01    Early Termination and Breach of Agreement.
(a)    The Corporation may terminate this Agreement with respect to all of the Units held (or previously held and exchanged) by all Partners at any time by paying to all of the Partners the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Partners, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation under this Section 4.01(a), neither the Applicable Partners nor the Corporation shall have any further payment obligations under this Agreement in respect of such Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporation and an Applicable Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Partners, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement with respect to such Exchange in such case shall be its obligations to all Partners under Section 4.03(a).
(b)    The Corporation may terminate the rights under this Agreement of any Partner who is not a Specified Partner with respect to Exchanges occurring prior to the date thereof at any time by paying to such Partner an Individual Early Termination Payment as calculated with respect to such Partner (taking into account only those Exchanges that have occurred prior to the date thereof, and for the avoidance of doubt not taking into account Units not yet Exchanged, nor taking into account Units Exchanged in prior Exchanges for which Individual Early Termination Payments have already been received); provided, however, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(b) prior to the time at which any Individual Early Termination Payment has been paid. Upon payment of the Individual Early Termination Payment by the Corporation to such Partner, neither the Applicable Partner nor the Corporation shall have any further payment obligations under this Agreement in respect of such Exchanges by such Partner, other than for any (a) Tax Benefit Payment agreed to by the Corporation and such Partner as due and payable but unpaid as of the Individual Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Individual Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Individual Early Termination Payment). For the avoidance of doubt, a termination pursuant to this Section 4.01(b) shall not impact the rights or obligations of the Corporation and such Partner with respect to Exchanges occurring after the date of such termination.
(c)    In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments agreed to by the Corporation and the Partners as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.02 and 4.03 shall apply to a Change of Control, mutadis mutandi.
(d)    In the event that the Corporation breaches any of its material obligations under this Agreement with respect to one or more Partners, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and does not cure such breach within ninety (90) days of receipt of notice of such breach from such Partner or Partners, then all obligations hereunder with respect to such Partner or Partners shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated with respect to such Partner or Partners pursuant to Section 4.01(a) as if an Early Termination Notice had been delivered to such Partner or Partners on the date of the breach, (2) any Tax Benefit Payment agreed to by the Corporation and such Partner or Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due to such Partner or Partners for the Taxable Year ending with or including the date of a breach (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporation breaches any of its material obligations under this Agreement with respect to one or more Partners, such Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3), above or to seek specific performance of the terms hereof. The parties agree that the Corporation’s failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement; provided, that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due; provided, further, that the failure to make any payment due pursuant to this Agreement as a result of (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of HLA or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law shall not be considered to be a breach of a material obligation under this Agreement.

(e)    The undersigned parties hereby acknowledge and agree that the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable.
Section 4.02    Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01(a) or Section 4.01(b) above, the Corporation shall deliver to each Partner whose rights are being terminated notice of such intention to exercise such right (an “Early Termination Notice” in the case of an early termination under Section 4.01(a) or an “Individual Early Termination Notice” in the case of an early termination under Section 4.01(b)) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment or Individual Early Termination Payment with respect to such Partner. The applicable Early Termination Schedule shall become final and binding on the Corporation and such Partner unless such Partner, within 30 calendar days after receiving the Early Termination Schedule provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Partner shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
Section 4.03    Payment upon Early Termination.
(a)    Within fifteen (15) calendar days after agreement between the Applicable Partner and the Corporation of an Early Termination Schedule, the Corporation shall pay to the Applicable Partner an amount equal to the Early Termination Payment or the Individual Early Termination Payment, as the case may be. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Applicable Partner.
(b)    The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Partner beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.
(c)    The “Individual Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Partner beginning from the Early Termination Date and assuming that the Individual Valuation Assumptions are applied (taking into account only those Exchanges that have occurred prior to the date of the applicable Individual Early Termination Notice, and for the avoidance of doubt not taking into account Units not yet Exchanged, nor taking into account Units Exchanged in prior Exchanges for which Individual Early Termination Payments have already been received).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS
Section 5.01    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or Individual Early Termination Payment required to be made by the Corporation to a Partner or to the Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.
Section 5.02    Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.
ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION
Section 6.01    Partner Participation in the Corporation’s and HLA’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and HLA, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the Partners of, and keep the Partners reasonably informed with respect to the portion of any audit of the Corporation and HLA by a Taxing Authority the outcome of which is reasonably expected to affect the Partners’ rights and obligations under this Agreement, and shall provide to the Partners reasonable opportunity to provide information and other input to the Corporation, HLA and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and HLA shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.
Section 6.02    Consistency. The Corporation and the Partners agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement unless the Corporation or a Partner receives a written opinion from an Advisory Firm that reporting in such manner is more likely than not to result in an imposition of penalties pursuant to the Code. Any Dispute concerning such advice shall be subject to the terms of Section 7.09.

Section 6.03    Cooperation. The Partners shall each (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.
ARTICLE VII

MISCELLANEOUS
Section 7.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Corporation, to:
One Presidential Blvd., 4th Floor
Bala Cynwyd, PA 19004
Phone: (610) 617-6076
Fax: (610) 617-9854
Attention: General Counsel

with a copy to:

Drinker Biddle &Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103-6996
Phone: (215) 988-2700
Fax: (215) 988-2757
Attention: H. John Michel, Jr., Esq.

if to HLA, to:
One Presidential Blvd., 4th Floor
Bala Cynwyd, PA 19004
Phone: (610) 617-6076
Fax: (610) 617-9854
Attention: General Counsel

with a copy to:
Drinker Biddle &Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103-6996
Phone: (215) 988-2700
Fax: (215) 988-2757
Attention: H. John Michel, Jr., Esq.

if to the Partners or any Partner, to:
the address and facsimile number set forth for such Partner in the records of HLA.
Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
Section 7.02    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 7.03    Entire Agreement. This Agreement, the Exchange Agreement and the LLC Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective members, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.04    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania (and, to the extent applicable, federal law), without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 7.06    Successors; Assignment; Amendments; Waivers. No Partner may assign its rights under this Agreement to any person without the prior written consent of the Corporation; provided, however, (i) that, to the extent Units are effectively transferred in accordance with the terms of the LLC Agreement, the transferring Partner shall assign to the transferee of such Units the transferring Partner’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to become a “Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by Section 7.12 and acknowledging specifically the last sentence of the next paragraph. For the avoidance of doubt, to the extent a Partner or other Person transfers Units to a Partner as may be permitted by the LLC Agreement, the Partner receiving such Units shall have all rights under this Agreement with respect to such transferred Units as such Partner has, under this Agreement, with respect to the other Units held by him.
No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and HLA, and by Partners who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Partners hereunder if the Corporation had exercised its right of early termination under Section 4.01(a) on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Partner pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Partners will or may receive under this Agreement unless at least two-thirds of such Partners disproportionately effected (with such two-thirds threshold being measured by the entitlement to Early Termination Payments as set forth in the preceding portion of this sentence) consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
Section 7.07    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
Section 7.08    Submission to Jurisdiction; Dispute Resolution.
(a)    Except as provided in Section 7.09, any Dispute as to the interpretation of this Agreement shall be resolved by the Corporation in its sole discretion, provided that such resolution shall reflect a reasonable interpretation of the provisions of this Agreement and that such resolution shall not be inconsistent with the fundamental results described in Section 3.02 of this Agreement.
(b)    The remainder of this Section 7.08 shall not apply with respect to claims of a Specified Partner arising out of, relating to or in connection with the validity, negotiation, execution, performance or non-performance of this Agreement.
(c)    Except as otherwise expressly provided by Section 7.08(a) or Section 7.09, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by JAMS. The place of arbitration shall be Philadelphia, PA.
(d)    There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by JAMS in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and partnership matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Pennsylvania.
(e)    The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.
(f)    All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.
(g)    Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.
Section 7.09    Reconciliation. In the event that the Corporation and an Applicable Partner are unable to resolve a disagreement with respect to the matters governed by Section 2.04, 4.02 or 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Applicable Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by JAMS. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne jointly by the Corporation and the Applicable Partner, with each party bearing one-half of such costs. The Corporation and each Applicable Partner shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Applicable Partner and may be entered and enforced in any court having jurisdiction.
Section 7.10    Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts, if any, as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Partner.
Section 7.11    Admission of the Corporation into a Consolidated Group. If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, Individual Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
Section 7.12    Confidentiality. Each Partner and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation, its Affiliates and successors and the other Partners, confidential information concerning the Corporation, its Affiliates and successors and the other Partners, including marketing, investment, performance data, credit and financial information, and other business affairs of the Corporation, its Affiliates and successors and the other Partners learned of by the Partner heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his or her Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, each Partner and assignee (and each employee, representative or other agent of such Partner or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, HLA, the Partners and their Affiliates and (y) any of their transactions, and all materials of any kind

(including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure.
If a Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other Partners and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
Section 7.13    Partnership Agreement. To the extent this Agreement imposes obligations upon HLA or a member of HLA, this Agreement shall be treated as part of the partnership agreement of HLA as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
Section 7.14    Joinder. HLA shall have the power and authority (but not the obligation) to permit any Person who becomes a member of HLA to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in HLA by such Person, and such Person shall be treated as a “Partner” for all purposes of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the Corporation, HLA and each HLA Member have duly executed this Agreement as of the date first written above.

HAMILTON LANE INCORPORATED

By:
Name:
Title:

HAMILTON LANE ADVISORS, INC.

By:
Name:
Title:

HAMILTON LANE ADVISORS, INC.

By:
Name: Mario L. Giannini
Title: President

HLA INVESTMENTS, LLC

By	HRHLA, LLC, its managing member

By:
Name: Hartley Rogers
Title: Manager

HL MANAGEMENT INVESTORS, LLC.

By:
Name: Robert W. Cleveland
Title: Secretary

Mario Giannini

Paul Waller